Exhibit 99.1

MARATHON OIL CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On July 1, 2019, Marathon Oil Corporation (“Marathon”) completed the sale of its U.K. business to RockRose Energy PLC for proceeds of approximately $95 million, which reflects the assumption by the buyer of the U.K. business’ working capital and cash equivalent balances of approximately $345 million on December 31, 2018. The effective date of the transaction is January 1, 2019.
The unaudited pro forma consolidated financial data was derived from Marathon’s historical consolidated financial statements. The unaudited pro forma consolidated balance sheet assumes the disposition of the U.K. business occurred on March 31, 2019. The unaudited pro forma consolidated statements of income give effect to the disposition of the U.K. business as if the disposition occurred on January 1, 2018. The following unaudited pro forma consolidated financial information should be read in conjunction with the Company’s historical financial statements and notes.
The pro forma adjustments are based on the best information available and assumptions that management believes are factually supportable and reasonable; however, such adjustments are estimates and subject to change. The unaudited pro forma consolidated information is not intended to reflect what Marathon’s consolidated financial position and results of operations would have been had the disposition occurred on the dates indicated and is not necessarily indicative of our future consolidated financial position and results of operations.
The pro forma adjustments remove all of the assets, liabilities and results of operations of the U.K. business, and give effect to various adjustments including cash proceeds and gain from the sale of the U.K. business.

MARATHON OIL CORPORATION
PRO FORMA CONSOLIDATED STATEMENT OF INCOME (Unaudited)
For the Three Months Ended March 31, 2019

(In millions, except per share data)	Historical	Pro Forma Adjustments		Pro Forma
Revenues and other income:
Revenues from contracts with customers	$1,200	$(73)	(a)	$1,127
Net loss on commodity derivatives	(91)	—		(91)
Income from equity method investments	11	—		11
Net gain (loss) on disposal of assets	42	—		42
Other income	35	11	(b)	46
Total revenues and other income	1,197	(62)		1,135
Costs and expenses:
Production	187	(28)	(a)	159
Shipping, handling and other operating	154	(11)	(a)	143
Exploration	59	—		59
Depreciation, depletion and amortization	554	(14)	(a)	540
Impairments	6	—		6
Taxes other than income	72	—		72
General and administrative	94	(1)	(a)(c)	93
Total costs and expenses	1,126	(54)		1,072
Income (loss) from operations	71	(8)		63
Net interest and other	(49)	—		(49)
Other net periodic benefit costs	5	(2)	(d)	3
Income (loss) before income taxes	27	(10)		17
Provision (benefit) for income taxes	(147)	20	(a)(e)	(127)
Net income (loss)	$174	$(30)		$144
Net income (loss) per share:
Basic	$0.21			$0.18
Diluted	$0.21			$0.18

Weighted average common shares outstanding:
Basic	819			819
Diluted	820			820

MARATHON OIL CORPORATION
PRO FORMA CONSOLIDATED STATEMENT OF INCOME (Unaudited)
For the Year Ended December 31, 2018

(In millions, except per share data)	Historical	Pro Forma Adjustments		Pro Forma
Revenues and other income:
Revenues from contracts with customers	$5,902	$(360)	(a)	$5,542
Net loss on commodity derivatives	(14)	—		(14)
Income from equity method investments	225	—		225
Net gain (loss) on disposal of assets	319	—		319
Other income	150	(122)	(a)(b)	28
Total revenues and other income	6,582	(482)		6,100
Costs and expenses:
Production	842	(122)	(a)	720
Shipping, handling and other operating	575	(46)	(a)	529
Exploration	289	—		289
Depreciation, depletion and amortization	2,441	(70)	(a)	2,371
Impairments	75	—		75
Taxes other than income	299	—		299
General and administrative	394	(3)	(a)(c)	391
Total costs and expenses	4,915	(241)		4,674
Income (loss) from operations	1,667	(241)		1,426
Net interest and other	(226)	—		(226)
Other net periodic benefit costs	(14)	(6)	(d)	(20)
Income (loss) before income taxes	1,427	(247)		1,180
Provision (benefit) for income taxes	331	(142)	(a)	189
Net income (loss)	$1,096	$(105)		$991
Net income (loss) per share:
Basic	$1.30			$1.17
Diluted	$1.29			$1.17

Weighted average common shares outstanding:
Basic	846			846
Diluted	847			847
See accompanying notes to the unaudited pro forma consolidated financial statements.

MARATHON OIL CORPORATION
PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
As of March 31, 2019

(In millions, except par value and share amounts)	Historical	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$1,019	$94	(f)	$1,113
Receivables, less reserve of $12	1,086	—		1,086
Inventories	83	—		83
Other current assets	160	—		160
Current assets held for sale	428	(409)	(g)	19
Total current assets	2,776	(315)		2,461
Equity method investments	719	—		719
Property, plant and equipment less accumulated depreciation, depletion and amortization of $17,669	16,714	—		16,714
Goodwill	97	—		97
Other noncurrent assets	440	—		440
Noncurrent assets held for sale	664	(636)	(g)	28
Total assets	$21,410	$(951)		$20,459
Liabilities
Current liabilities:
Accounts payable	$1,310	$6	(h)	$1,316
Payroll and benefits payable	76	—		76
Accrued taxes	149	—		149
Other current liabilities	220	6	(i)	226
Current liabilities held for sale	103	(101)	(g)	2
Total current liabilities	1,858	(89)		1,769
Long-term debt	5,501	—		5,501
Deferred tax liabilities	192	—		192
Defined benefit postretirement plan obligations	179	—		179
Asset retirement obligations	192	—		192
Deferred credits and other liabilities	317	—		317
Noncurrent liabilities held for sale	963	(953)	(g)	10
Total liabilities	9,202	(1,042)		8,160
Commitments and contingencies
Stockholders’ Equity
Preferred stock - no shares issued or outstanding (no par value, 26 million shares authorized)	$—	$—		$—
Common stock:
Issued – 937 million shares (par value $1 per share, 1.925 billion shares authorized)	937	—		937
Held in treasury, at cost – 117 million shares	(3,745)	—		(3,745)
Additional paid-in-capital	7,149	—		7,149
Retained earnings	7,808	51	(j)	7,859
Accumulated other comprehensive income	59	40	(k)	99
Total stockholders’ equity	12,208	91		12,299
Total liabilities and stockholders’ equity	$21,410	$(951)		$20,459
See accompanying notes to the unaudited pro forma consolidated financial statements.

MARATHON OIL CORPORATION
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(a)	Amounts reflect the pro forma effect of eliminating the results of operations of the U.K. business.

(b)	Represents adjustment as a result of the reduction of our U.K. asset retirement obligations.

(c)	Represents general and administrative costs related to the U.K. business removing the impact of corporate allocation costs.

(d)	Represents pension related costs for our U.K. employees.

(e)	Includes a non-cash deferred tax benefit of $18 million related to an internal restructuring for the U.K.

(f)	Primarily from the sale of the U.K. business.

(g)	These adjustments reflect the elimination of assets and liabilities attributable to the U.K. business which were treated as held for sale in the balance sheet.

(h)	Primarily represents previously recorded intercompany balances which became third party upon completion of the sale of the U.K. business and closing costs payable by Marathon.

(i)	Represents the estimated fair value of a guarantee which resulted from the disposition of our U.K. business.

(j)	Primarily includes the gain on sale that would have been recorded as of March 31, 2019. Due to a tax exemption available in the U.K., no income tax was recorded on the transaction.
(k)    Primarily represents the actuarial loss in the postretirement and postemployment plans for the U.K. employees.